EXHIBIT 16.1

KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

Phone (310) 694-3590
Fax (310) 410-0371
www.kabanico.com

April 1, 2008

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Don Marcos Trading Co.
        File No. 000-52692

We have read the statements that we understand Don Marcos Trading Co. will include under Item 4.01 of the Form 8-K report, dated March 31, 2008, it will file regarding the change of auditors. We were informed about the termination of our services on April 1, 2008. We audited the financial statements of the Company for the year ended December 31, 2006 and our report on such financial statements included an explanatory paragraph on going concern. We have not provided any services to Don Marcos Trading Co., since our review of the financial statements for the period ended June 30, 2007. Except above, we agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Kabani & Company, Inc.